UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2011 (December 31, 2010)

UNILIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On December 31, 2010, the Company completed its previously announced Share Purchase Plan (the “SPP”), in which the Company issued 15,058,920 CHESS Depositary Interests (“CDIs”) (equivalent to 2,510,348 shares of the Company’s common stock) to certain stockholders of the Company with a registered address in Australia and New Zealand (“Participating Stockholders”) for aggregate proceeds of A$12.8 million (US$13.0 million). Participating Stockholders will be advised of their final allocations when holding statements for the CDIs issued under the SPP are dispatched to such stockholders, which is expected to occur on January 5, 2011.

As reported in our Current Report on Form 8-K filed on December 2, 2010, the SPP gave the Company’s stockholders with a registered address in Australia and New Zealand (“Eligible Stockholders”) the opportunity each to purchase up to A$15,000 of CDIs at a purchase price of A$0.85 per CDI (equivalent to A$5.10 per share of our common stock). The SPP terms and conditions that were sent to the Eligible Stockholders are attached as an exhibit to this Current Report. As reported in the Form 8-K filed on December 2, 2010, the Company originally planned to raise up to A$7 million under the SPP or such greater amount as determined by our Board of Directors. The Board of Directors subsequently authorized the increase of the SPP size to A$12.8 million given stockholder response to the SPP. We intend to use the proceeds raised from the SPP for (i) the purchase of additional capital equipment; (ii) general operations, including moving forward with the development of additional pipeline products; and (iii) supporting our transition into a commercial manufacturer and supplier of its proprietary medical devices to pharmaceutical and healthcare companies.

The issuance of the CDIs under the SPP is being made in offshore transactions in reliance upon the exemption from registration afforded by Rule 903 of Regulation S, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). To comply with the requirements of Regulation S, Participating Stockholders may not re-sell any CDIs issued in the SPP into the U.S. or to a U.S. person for a period of six months after the date of issue of the securities unless the re-sale of the securities is registered under the Securities Act or an exemption is available.

As reported in the aforesaid Form 8-K filed on December 2, 2010, to enforce the transfer restrictions pursuant to Regulation S while ensuring that stockholders can still trade their CDIs on the Australian Securities Exchange (“ASX”), all of the Company’s CDIs now bear a “FOR US” designation effective December 3, 2010 (which is the day after the date of issuance of securities under the private placement announced in that Form 8-K (the “Private Placement”)). As a result of the “FOR US” designation, all stockholders of the Company will be restricted from selling their CDIs on ASX to U.S. persons. The FOR US designation will remain in place until July 1, 2011, which is six months after the issuance of the CDIs under the SPP. During this period, existing stockholders will still be able to elect to convert existing CDIs acquired prior to December 3, 2010 into shares of common stock and trade on Nasdaq. However, investors who acquired CDIs under the Private Placement, who acquire CDIs in the SPP, or who acquire CDIs in market transactions after December 3, 2010 and elect to convert any such CDIs into shares of common stock, will receive restricted securities which would not be tradable on Nasdaq for this six month period.

The press release announcing the completion of the SPP is included as an exhibit to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the departure of Mr. Bernhard Opitz, our Senior Vice President of Operations, as reported in our Form 10-Q filed on November 15, 2010, on December 31, 2010, Unilife and Mr. Opitz entered into a Separation Agreement and General Release (the “Separation Agreement”), a copy of which is attached as an exhibit to this Current Report. Under the Separation Agreement, Unilife and Mr. Opitz have agreed that Mr. Opitz will receive severance benefits consisting of nine months of his annual salary, paid in installments, and payment for the cost of his COBRA health care continuation coverage for nine months. These severance benefits are being provided by us in return for Mr. Opitz providing a general release of claims against Unilife. Pursuant to the terms of Mr. Opitz’s employment agreement, he has agreed to abide by certain confidentiality and noncompetition covenants following the termination of his employment with the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1      2010 Unilife Share Purchase Plan Terms and Conditions.
10.2      Separation Agreement and General Release between Unilife Corporation and Bernhard Opitz.
99.1      Press release dated December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: January 6, 2011	By:	/s/ Alan Shortall

Alan Shortall
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT

NUMBER	DESCRIPTION

10.1	2010 Unilife Share Purchase Plan Terms and Conditions.
10.2	Separation Agreement and General Release between Unilife Corporation and Bernhard Opitz.
99.1	Press release dated December 31, 2010.